EXHIBIT 5






March 17, 1998



Owens Corning
Owens Corning World Headquarters
Toledo, Ohio 43659

Re: FIBREBOARD 401(K) RETIREMENT PLAN

Ladies and Gentlemen:

I am Vice President, Senior Counsel, Corporate
Transactions and Assistant Secretary of Owens Corning (the
"Company"), a Delaware corporation, and have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration
Statement") relating to the registration, in connection with the Fibreboard 401(k) Retirement Plan (the "Plan"), of 200,000 shares of the Company's Common Stock, par value
$.10 per share ("Covered Shares"), each of which Covered
Share includes a Preferred Share Purchase Right relating to the Company's Series A Participating Preferred Stock, no par value.

In so acting, I have supervised other members of the Company's Law Department and outside counsel who have performed work in connection with the transactions contemplated by the Plan.

I, or other members of the Company's Law Department or outside counsel, have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable me to render the opinion expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the genuineness of all signatures, and the due authority of the parties (other than the Company) executing any such documents.

Based upon the foregoing, I am of the opinion that the Covered Shares to be issued pursuant to the Plan have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Ohio and do not hold myself out as an expert on the laws of any other state except the corporate laws of the State of Delaware, and my opinion is limited to the laws of Ohio, the corporate laws of the State of Delaware and the federal laws of the United States.

I consent to the use of this opinion as an exhibit to the Registration Statement.


Very truly yours,



/s/ Dennis L. Jarvela
Dennis L. Jarvela
Vice President, Senior Counsel, Corporate
Transactions and Assistant Secretary

DLJ\